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                                                                    EXHIBIT 10.5

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                        CHELSEY BROADCASTING COMPANY, LLC

                                       AND

                        BENEDEK BROADCASTING CORPORATION

                                       AND

                           BENEDEK LICENSE CORPORATION


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                            ASSET PURCHASE AGREEMENT

         AGREEMENT dated this 4th day of June, 2002, by and among Chelsey Broadcasting Company, LLC, a Delaware limited liability company having its principal place of business at 712 Fifth Avenue, 45th Floor, New York, New York 10019 ("Purchaser"), and BENEDEK BROADCASTING CORPORATION, a Delaware corporation ("Benedek"), and BENEDEK LICENSE CORPORATION, a Delaware corporation ("BLC"), each having its principal place of business at 2895 Greenspoint Parkway, Suite 250, Hoffman Estates, Illinois 60195.

                              W I T N E S S E T H :

         WHEREAS, Benedek and its wholly-owned subsidiary, BLC, own and operate the television stations described on the signature page hereto (each a "Station" and, collectively, the "Stations") pursuant to licenses issued by the Federal Communications Commission (the "FCC"); and

         WHEREAS, Benedek and BLC desire to sell, transfer, convey and assign, and Purchaser desires to purchase and acquire substantially all of the assets, properties and rights of Benedek and BLC in the Stations on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

         1. DEFINITIONS. Unless otherwise stated in this Agreement, the following terms shall have the following meanings:

                  1.1 The term "Affiliate" means, with respect to a Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of the foregoing definition, "control" of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

                  1.2 The term "Agreement" means this agreement, including the schedules and all exhibits hereto, as the same may be amended or otherwise modified from time to time, and the terms "herein", "hereof", "hereunder" and like terms shall be taken as referring to this Agreement in its entirety and shall not be limited to any particular section or provision hereof.

                  1.3 The term "Code" means the Internal Revenue Code of 1986, as amended.

                  1.4 The term "Communications Act" means the Communications Act of 1934, as amended.

                  1.5 The term "DMA" means the designated market area of each Station as designated by the A.C. Nielsen Company and as listed on the signature page hereto.

                  1.6 The term "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  1.7 The term "ERISA Affiliate" shall mean with respect to Benedek, all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with Benedek, are treated as a single employer under any or all of Sections 414(b), (c), (m) or (o) of the Code.


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                  1.8      The term "FCC Consent" means action by the FCC
granting its consent to the assignment of the FCC Licenses to Purchaser as contemplated by this Agreement.

                  1.9 The term "FCC Licenses" means the licenses, permits and other authorizations issued by the FCC to BLC in connection with the conduct of the business and operation of the Stations, including the licenses, permits and other authorizations listed on Schedule 8.4 of the Disclosure Schedule.

                  1.10 The term "GAAP" means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principals Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

                  1.11 The term "Intellectual Property" means any (i) registered United States and foreign patents, patent applications, patent disclosures and improvements thereto, (ii) registered United States and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, the goodwill associated therewith, and the registrations and applications for registration thereof and (iii) registered United States and foreign copyrights, and the registrations and applications for registration thereof.

                  1.12 The term "knowledge" or similar words shall be deemed to mean the actual personal knowledge as of the date specified or if no such date is specified, as of the Closing Date, provided, however, that in the case of Benedek or BLC, knowledge shall be limited to knowledge of those employees of Benedek identified on Schedule 1.12 of the Disclosure Schedule.

                  1.13 The term "Lien" means any charge, lien, mortgage, pledge, security interest or other encumbrance of any nature whatsoever upon, of or in property or other assets of a Person, whether absolute or conditional, voluntary or involuntary, whether created pursuant to agreement, arising by force of statute, by judicial proceedings or otherwise.

                  1.14 The term "Local Time" means the local time in the applicable DMA.

                  1.15 The term "Material Adverse Effect" means any change or effect that is materially adverse to the properties, operations, business, financial condition or results of operations of a Station or to the Assets of such Station.

                  1.16 The term "Merger Agreement" means that certain Agreement and Plan of Merger dated as of the date hereof between Gray Communications Systems, Inc. and Stations Holding Company, Inc., as the same may be amended from time to time.

                  1.17 The term "Permitted Liens" means any and all (i) Liens for inchoate mechanics' and materialmen's Liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business, (ii) Liens for taxes and other liabilities not yet due and payable, and for taxes and other liabilities being contested in good faith, (iii) Liens and imperfections of title the existence of which does not materially detract from the value, of or materially interfere with the use and enjoyment, of the property subject thereto or affected thereby, for the same use and operations as currently conducted, and (iv) with respect to Real Property, provided that the following are not violated by existing improvements in any material respect and do not prohibit or materially restrict the continued use and operation of such Real Property for the same uses and operations as currently conducted, or grant any third party any option or right to acquire or lease a material portion thereof,


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(A) covenants, restrictions, agreements, reservations, easements, and rights of way which would be shown by a current title report, (B) conditions that may be shown by a current survey, title report or physical inspection or (C) zoning, building or other similar restrictions imposed by applicable law.

                  1.18 The term "Person" shall include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an estate, an unincorporated organization or association or a governmental agency.

                  1.19 The term "Proprietary Rights" means any (i) Intellectual Property, (ii) trade secrets and confidential business information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, software, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information), (iii) other proprietary rights, (iv) copies and tangible embodiments thereof (in whatever form or medium) and (v) licenses granting any rights with respect to any of the foregoing.

                  1.20 The term "Tradeout Agreement" means barter agreements for the sale of advertising time in exchange for goods or services, but does not include barter agreements for the acquisition of film or programming rights.

                  1.21     Unless the context otherwise requires:

                           1.21.1   a term has the meaning assigned to it;

                           1.21.2   an accounting term not otherwise defined has
the meaning assigned to it in accordance with GAAP and all accounting calculations will be determined in accordance with such principles;

                           1.21.3   "or" is not exclusive;

                           1.21.4   "including" means including without
limitation; and

                           1.21.5   words in the singular include the plural and
words in the plural include the singular.

         2.       PURCHASE AND SALE OF ASSETS.

                  2.1 ASSETS. On the terms and subject to the conditions of this Agreement, Benedek and BLC shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall acquire and accept from Benedek and BLC, on the Closing Date, all of the right, title and interest of Benedek and BLC in and to all assets, properties and rights of Benedek and BLC used or held for use in connection with the operation of the Stations or located on or at the Real Property, of every nature, kind and description, wherever located, tangible and intangible, real, personal and mixed (excluding only the Excluded Assets as specified in Section 2.2 below) as the same shall exist at and as of the Closing Date (the "Assets"), including, without limitation, the following:

                           2.1.1    all rights in and to the licenses, permits
and other authorizations issued to Benedek or BLC by any governmental authority and held by Benedek or BLC and used or intended for use exclusively in the conduct of the business and operation of the Stations, including the FCC Licenses listed on Schedule 8.4 of the Disclosure Schedule, together with any renewals, extensions or


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modifications thereof and additions thereto between the date hereof and the
Closing Date, the goodwill and other intangible personal property associated with or related to each Station or the operation thereof, the business of each Station as a going concern, and all of Benedek's and BLC's rights in and to the call letters of each Station;

                           2.1.2    all land, leaseholds and other interests of
every kind and description in real property, buildings, towers and antennae, and fixtures and improvements thereon owned by Benedek as of the date hereof and used or held for use in connection with the operation of the Stations, including, without limitation, those shown on Schedule 7.9 of the Disclosure Schedule, and any additions, improvements, replacements and alterations thereto made between the date hereof and the Closing Date;

                           2.1.3    all equipment, cameras, transmitters,
antennae, office furniture and fixtures, office materials and supplies, tools, inventory, spare parts, and other tangible personal property of every kind and description, owned by Benedek and used or held for use in connection with the operation of the Stations or located on or at the Real Property, including the property listed on Schedule 7.10 of the Disclosure Schedule, together with, to the extent permitted by this Agreement, any replacements thereof and additions thereto made between the date hereof and the Closing Date, and less any retirements or dispositions thereof made between the date hereof and the Closing Date which are permitted by this Agreement;

                           2.1.4    all leases, contracts, licenses, purchase
orders, sales orders, commitments and other agreements exclusively relating to the business and operation of each Station to which Benedek or BLC is a party or in which Benedek or BLC has rights, listed on Schedule 7.8 of the Disclosure Schedule, or not required by Section 7.8 hereof to be set forth on Schedule 7.8 of the Disclosure Schedule, and those leases, contracts, licenses, purchase orders, sales orders, commitments and other agreements relating to the business and operation of each Station entered into by Benedek or BLC between the date hereof and the Closing Date in accordance with Section 10.2 hereof, except for those that expire by their terms or are cancelled between the date hereof and the Closing Date;

                           2.1.5    all orders and agreements now existing, or
entered into in the ordinary course of business between the date hereof and the Closing Date, for the sale of advertising time on each Station except those which on the Closing Date have already been filled or cancelled in accordance with Section 10.2 hereof or have expired;

                           2.1.6    all programs and programming materials and
elements of whatever form or nature as of the date hereof and used or held for use in connection with the operation of the Stations, whether recorded on tape or any other substance or intended for live performance, and whether completed or in production, and all related common-law and statutory copyrights owned by or licensed to Benedek or BLC and used or held for use in connection with the operation of the Stations, together with all such programs, materials, elements and copyrights acquired by Benedek or BLC in connection with the business and operations of the Stations between the date hereof and the Closing Date, except those that expire or are cancelled in accordance with Section 10.2 hereof between the date hereof and the Closing Date;

                           2.1.7    all rights of Benedek or BLC in and to
Proprietary Rights and all licenses and other agreements relating thereto and used exclusively in connection with the business and operation of the Stations, including those listed on Schedule 7.11 of the Disclosure Schedule;

                           2.1.8    all causes of action, judgments, claims,
demands and other rights of Benedek or BLC of every kind or nature to the extent the same relate to the business and operation of the


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Stations except to the extent that such causes of action, judgments, claims, demands or other rights relate to the Excluded Assets, the Excluded Liabilities or the Excluded Contracts;

                           2.1.9    all rights of Benedek relating to or arising
out of or under express or implied warranties from suppliers with respect to the tangible property included in the Assets;

                           2.1.10   all prepaid film and programming expenses
and all barter receivables arising in connection with Tradeout Agreements now existing or hereafter entered into in the ordinary course of business (it being understood that the consideration being paid by Purchaser includes consideration for the contracts and commitments of Benedek relating to motion pictures and other programming and for barter receivables arising in connection with Tradeout Agreements of the Stations and that no further consideration shall be due to Benedek and no proration shall be due in respect thereof);

                           2.1.11   all books and records, including, but not
limited to, correspondence, employment records, production records, accounting records, property records, filings with the FCC, mailing lists, customer and vendor lists and other records and files of or relating to the Assets, other than the Excluded Records; provided, however, that such books and records shall be maintained in existence for a period of six years following the Closing Date and shall be made available for inspection and duplication by Benedek or BLC, at its expense, upon reasonable notice during normal business hours;

                           2.1.12   all outstanding accounts receivable of
Benedek as of the Closing Date attributable to any of the Stations, including without limitation amounts due from advertisers, amounts due as network compensation, and amounts due in respect of copyright royalties;

                           2.1.13   cash on hand at each Station as of the
Closing Date, which amount will not be less than $100,000 for each Station;

                           2.1.14   any and all prepaid expenses, advances or
deposits made by Benedek on behalf of the Stations;

                           2.1.15   any refunds of local or other taxes,
including, without limitation, property or sales taxes, or other taxes of any kind or description with respect to each Station which relate to periods prior to and including the Closing Date (excluding local or other taxes based on income);

                           2.1.16   refunds paid or payable in connection with
the cancellation or discontinuance of any insurance policies applicable to each Station following the Closing and all rights for reimbursement under any such insurance policies of costs incurred by Benedek prior to the Closing; and

                           2.1.17   those other assets, properties and rights
described on Schedule 2.1 of the Disclosure Schedule.

                  2.2 EXCLUDED ASSETS. Anything contained in Section 2.1 above to the contrary notwithstanding, Benedek and BLC shall not transfer, convey or assign to Purchaser, and the Assets shall not include the following (the "Excluded Assets"):

                           2.2.1    the consideration delivered by Purchaser to
Benedek pursuant to this Agreement and all other rights of Benedek or BLC under this Agreement, any agreement, certificate, instrument or other document executed and delivered by Benedek, BLC or Purchaser in connection with the transactions contemplated hereby, or any side agreement between Benedek or BLC and Purchaser entered into on or after the date of this Agreement;


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                           2.2.2    all real and personal property (including,
without limitation, all equipment, furniture, fixtures, files, computers, computer software and computer software licenses, supplies and other personal property) used by the corporate and accounting departments of Benedek or its Affiliates in Hoffman Estates, Illinois;

                           2.2.3    all assets, whether real or personal,
tangible or intangible, which are owned, used or held for use by Benedek or BLC to conduct any business operation or activity other than the operation of the Stations;

                           2.2.4    Benedek's and BLC's minute books and such
other books and records (other than books and records specifically described in Section 2.1.11 hereof) as pertain to the organization, existence or ownership of Benedek or BLC (the "Excluded Records");

                           2.2.5    Excluded Contracts and contracts,
commitments and agreements of Benedek or BLC to the extent the same relate to Excluded Assets and not to the operation of any of the Stations and actions, claims, suits, proceedings, arbitral actions, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of any kind or nature (including any such item relating to income taxes) relating to the Excluded Assets or the Excluded Liabilities;

                           2.2.6    assets sold by Benedek or BLC after the date
hereof and prior to the Closing Date in accordance with Section 10.2 hereof; and

                           2.2.7    those other assets, properties and rights
listed on Schedule 2.2 of the Disclosure Schedule.

                  2.3 TRANSFER OF ASSETS. The transfer of the Assets as herein contemplated shall be made by Benedek and BLC, as applicable, free and clear of all Liens other than: (i) Liens set forth on Schedules 7.9 and 7.10 of the Disclosure Schedule and not required to be discharged on or prior to the Closing Date pursuant to the terms of this Agreement; (ii) Liens assumed by Purchaser pursuant to Section 3 hereof; and (iii) Permitted Liens. The transfer of the Assets shall be effected by delivery by Benedek and BLC, as applicable, of a bill of sale and assignment in the form of Exhibit A annexed hereto, an assignment of FCC Licenses in the form of Exhibit B annexed hereto and such other endorsements, assignments, drafts, checks, deeds, affidavits of title and other instruments of transfer, conveyance and assignment, including customary deeds with respect to real property to be conveyed hereunder, as shall be necessary or appropriate to transfer, convey and assign the Assets to Purchaser on the Closing Date as contemplated by this Agreement and as shall be reasonably requested by Purchaser. The conveyancing documents with respect to Owned Real Property shall be limited warranty deeds or their equivalent and such deeds shall be subject to any Permitted Liens although such Permitted Liens shall not be set forth in the deeds themselves. Benedek and BLC, as applicable, shall, at any time and from time to time after the Closing Date, but at no cost to Benedek or BLC, execute and deliver such other instruments of transfer and conveyance and do all such further acts and things as may be reasonably requested by Purchaser to transfer, convey, assign and deliver to Purchaser or to aid and assist Purchaser in collecting and reducing to possession, any and all of the Assets, or to vest in Purchaser good, valid and marketable title to the Assets.

                  2.4 NON-ASSIGNABLE ASSETS. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement or an attempted agreement to transfer or assign any contract, license, lease, commitment, sales order, purchase order or other agreement, or any claim or right of any benefit arising thereunder or resulting therefrom if any such attempted transfer or assignment thereof, without the consent of any other party thereto, would constitute a breach thereof or in


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any way affect the rights of Purchaser thereunder. Benedek and BLC, as applicable, shall, between the date hereof and the Closing Date, take commercially reasonable efforts to obtain the consent of any party or parties to any such material contracts, licenses, leases, commitments, sales orders, purchase orders or other agreements to the transfer or assignment thereof by Benedek or BLC, as applicable, to Purchaser hereunder in all cases in which such consent is required for transfer or assignment; provided, that such efforts shall not require the payment of any consideration by Benedek or BLC, as applicable. If after Benedek or BLC, as applicable, has used commercially reasonable efforts to obtain the consent of any such other party to such material contract, license, lease, commitment, sales order, purchase order or other agreement, such consent shall not be obtained at or prior to the Closing, or an attempted assignment thereof at the Closing would be ineffective and would affect the rights of Benedek or BLC, as applicable, thereunder, Benedek or BLC, as applicable, will cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits under any such material contract, license, lease, commitment, sales order, purchase order or other agreement, including the enforcement, at the cost and for the benefit of Purchaser, of any and all rights of Benedek or BLC, as applicable, against such other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

                  2.5 TREATMENT OF CERTAIN CONTRACTS. Benedek and BLC, as applicable, on the one hand, and Purchaser, on the other hand, shall, between the date hereof and the Closing Date, take commercially reasonable efforts to bifurcate any agreements that relate to both the Assets and other assets of Benedek or BLC not being sold to Purchaser under this Agreement, such that as of the Closing Date (i) Purchaser will be a party to agreements relating only to the Assets and (ii) Benedek or BLC will be a party to agreements relating only to assets of Benedek or BLC, respectively, not being sold to Purchaser under this Agreement.

         3.       ASSUMPTION OF LIABILITIES.

                  3.1 ASSUMED LIABILITIES. Subject to the terms and conditions of this Agreement and the performance by the parties hereto of their respective obligations hereunder, on the Closing Date, simultaneously with the transfer, conveyance and assignment by Benedek and BLC, as applicable, to Purchaser of the Assets, Purchaser shall assume or otherwise be liable for, subject to the limitations contained herein, the liabilities and obligations of Benedek and BLC, as applicable, (the "Assumed Liabilities") under:

                           3.1.1    the contracts, agreements and commitments
pertaining to each Station set forth on Schedule 7.8 of the Disclosure Schedule, other than Excluded Contracts, to the extent the liabilities and obligations thereunder arise after the Closing Date;

                           3.1.2    contracts, agreements and commitments
pertaining to each Station in existence on the date hereof and not required by
Section 7.8 hereof to be set forth on Schedule 7.8 of the Disclosure Schedule, other than Excluded Contracts, to the extent the liabilities and obligations thereunder arise after the Closing Date;

                           3.1.3    contracts, agreements and commitments
pertaining to each Station with customers and advertising agencies accepted in the ordinary course of business for the sale of advertising time to the extent the liabilities and obligations thereunder arise after the Closing Date;

                           3.1.4    contracts, agreements and commitments
pertaining to each Station of the type set forth in Sections 3.1.1, 3.1.2 or 3.1.3, to the extent the liabilities and obligations thereunder arise after the Closing Date, to which Benedek becomes a party in the ordinary course of business subsequent to the date hereof and on or prior to the Closing Date, which (i) are not fully performed or discharged on or prior to the Closing Date,
(ii) are permitted to be entered into by Benedek under the


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terms and conditions of this Agreement and (iii) are assigned and transferred to
Purchaser as contemplated herein;

                           3.1.5    liabilities for accruals for commissions
(which have been earned and not paid as of the Closing Date), employee vacation and sick time for Transferred Employees; and

                           3.1.6    the capital lease, note and mortgage
liabilities set forth on Schedule 3.1.6 of the Disclosure Schedule as of the Closing Date (the "Assumed Indebtedness") to the extent outstanding on the Closing Date;

                           3.1.7    any litigation, proceeding, or claim by any
Person relating exclusively to the business or operation of the Stations prior to the Closing Date other than the litigations, proceedings or claims listed on
Schedule 3.3.5 of the Disclosure Schedule; and

                           3.1.8    without duplication, accounts payable and
accrued expenses (excluding accrued Federal, state, local and other taxes based on income and any other Excluded Liabilities) directly attributable to the Stations as of the Closing Date.

                  3.2 INSTRUMENTS OF ASSUMPTION FOR THE ASSUMED LIABILITIES. The assumption by Purchaser of the Assumed Liabilities shall be effected by an instrument of assumption in the form of Exhibit C annexed hereto and such other instruments of assumption delivered to Benedek and BLC, as applicable, on the Closing Date as shall be reasonably satisfactory to Purchaser and Benedek and BLC, as applicable. Purchaser shall, at any time and from time to time after the Closing Date, execute and deliver such other instruments of assumption and do all such further acts and things as may be reasonably requested by Benedek or BLC, as applicable, to implement the assumption of each such liability and obligation. Assumption by Purchaser of the Assumed Liabilities shall in no way expand the rights or remedies of third parties against Purchaser as compared to the rights and remedies which such parties would have had against Benedek or BLC, as applicable, had this Agreement not been consummated.

                  3.3 EXCLUDED LIABILITIES. Purchaser does not and shall not assume, pay, perform or discharge any liabilities or obligations of Benedek or BLC other than the Assumed Liabilities, and, without limiting the foregoing, it is expressly agreed by the parties hereto that Purchaser shall not assume or be liable for any of the following liabilities or obligations of Benedek or BLC (the "Excluded Liabilities"):

                           3.3.1    liabilities or obligations of Benedek or BLC
for borrowed money (other than the Assumed Indebtedness) or to any of their stockholders or to any Person affiliated therewith;

                           3.3.2    liabilities or obligations of Benedek or BLC
incurred with respect to its entry into this Agreement or its consummation of any of the transactions contemplated hereunder (including, without limitation, Benedek's or BLC's legal and accounting fees;

                           3.3.3    liabilities or obligations for Federal,
state, local or other taxes based on income;

                           3.3.4    any pension, retirement, profit-sharing plan
or trust or other employee benefit plan of Benedek;

                           3.3.5    any litigation, proceeding, or claim by any
Person relating exclusively to the business or operation of the Stations prior to the Closing Date in respect of which a loss would be


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covered by any of Benedek's insurance policies, including the litigations, proceedings or claims listed on Schedule 3.3.5 of the Disclosure Schedule; and

                           3.3.6    liabilities or obligations arising under or
with respect to the contracts, agreements and commitments listed on Schedule
3.3.6 of the Disclosure Schedule (the "Excluded Contracts").

         4.       CLOSING PAYMENT; ADJUSTMENTS; ALLOCATION.

                  4.1 PURCHASE PRICE. The purchase price (the "Purchase Price") for the Assets shall be equal to the amount set forth on Schedule 4.1 of the Disclosure Schedule less the amount of any Assumed Indebtedness. The Purchase Price, less any amount transferred by the Escrow Agent to Benedek pursuant to Section 4.4 hereof, shall be payable at the Closing by wire transfer of immediately available funds to an account designated by Benedek.

                  4.2 DEPOSIT. On the date hereof, Purchaser has deposited with Shack Siegel Katz Flaherty & Goodman P.C. (the "Escrow Agent") the sum of Five Million Dollars ($5,000,000) (the "Deposit"), which amount shall be held and disbursed by the Escrow Agent pursuant to the terms of the Escrow Agreement (the "Escrow Agreement") in the form of Exhibit D annexed hereto and pursuant to
Section 14 hereof.

                  4.3 ALLOCATION. As promptly as practicable, but in any event, within 30 calendar days of the date hereof, Purchaser shall cause to be prepared and deliver to Benedek and BLC a schedule of its proposed allocation (the "Allocation Schedule") for tax purposes of the Purchase Price among the Assets acquired by Purchaser. The Allocation Schedule shall be conclusive and binding for purposes of this Section 4.3 on Purchaser, Benedek and BLC, unless Benedek provides Purchaser with a notice of objection (the "Objection Notice") within 30 calendar days after Benedek and BLC's receipt of the Allocation Schedule, which notice shall state the allocation proposed by Benedek and BLC (the "Benedek Allocation Schedule"). Purchaser shall have 15 calendar days from receipt of the Objection Notice to accept or reject the Benedek Allocation Schedule. The Benedek Allocation Schedule shall be conclusive and binding for purposes of this Section 4.3 on Purchaser, Benedek and BLC, unless Purchaser provides Benedek with notice of objection within 15 calendar days after receipt of the Benedek Allocation Schedule. In the event that the parties are unable to agree on an allocation after good faith negotiations, then the parties agree to be bound by an appraisal of such assets by an independent nationally recognized firm of valuation experts mutually acceptable to Benedek and Purchaser. The cost of such appraisal shall shared equally between Benedek and Purchaser. Such appraisal shall be conclusive and binding for the purposes of this Section 4.3 on Purchaser, Benedek and BLC. Purchaser, Benedek and BLC (i) shall execute and file all tax returns and prepare all financial statements, returns and other instruments in a manner consistent with the allocation as determined in accordance with this Section 4.3, (ii) shall not take any position before any governmental authority or in any judicial proceeding that is inconsistent with such allocation and (iii) shall cooperate with each other in a timely filing, consistent with such allocation, of Form 8594 with the Internal Revenue Service (the "IRS").

                  4.4 DISPOSITION OF DEPOSIT. Purchaser shall be entitled to receive all interest earned with respect to the Deposit prior to the date of payment of the Deposit (except as otherwise provided in Section 14 hereof) and if Purchaser so instructs, Purchaser and Benedek shall instruct the Escrow Agent to pay any such interest accumulated on the Closing Date to Benedek in payment to be credited toward the Purchase Price. At the Closing, contemporaneously with the performance by Benedek and Purchaser of their respective obligations to be performed at the Closing, Purchaser and Benedek shall instruct the Escrow Agent to pay the Deposit to Benedek in immediately available funds. In the event the transactions contemplated by this Agreement are not consummated in accordance with the terms hereof,

Purchaser and Benedek shall instruct the Escrow Agent to disburse the Deposit and all interest earned thereon in accordance with Section 14 hereof.

         5. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m., eastern time, on a date within five days following the date when all conditions to the obligations of Purchaser and Benedek and BLC hereunder shall have been satisfied or waived in writing. The Closing shall take place at the offices of Shack Siegel Katz Flaherty & Goodman P.C., 530 Fifth Avenue, New York, New York 10036, or at such other place as may be agreed to by Purchaser and Benedek. The date of the Closing is hereinafter referred to as the "Closing Date." For accounting and tax purposes, the transactions contemplated by this Agreement shall be effective as of 11:59 p.m. Local Time, on the day immediately prior to the Closing Date.

         6.       GOVERNMENTAL CONSENTS.

                  6.1 FCC CONSENT. The assignment of the FCC Licenses to Purchaser as contemplated by this Agreement is subject to prior FCC Consent.

                           6.1.1    Promptly after the execution of this
Agreement, Purchaser and Benedek and BLC shall proceed to prepare for filing with the FCC appropriate applications for consent to the assignment of the FCC Licenses to Purchaser (the "FCC Application"), which shall be filed with the FCC as soon as practicable but in no event later than 10 business days after the date hereof. The FCC Application shall include such information relating to each Station in order to effect the timely closing of the transactions contemplated by this Agreement. The parties shall thereafter prosecute the FCC Application with all reasonable diligence and otherwise use their reasonable best efforts to obtain the grant of such application as expeditiously as practicable (but no party shall have any obligation to take any unreasonable steps to satisfy complainants, if any). If the FCC Consent imposes any condition on any party hereto, such party shall use its reasonable best efforts to comply with such condition unless compliance would have a material adverse effect upon it, its parent entity, or any of its or its parent entity's subsidiaries or Affiliates, as appropriate. Purchaser and Benedek shall each pay 50% of all filing fees payable with respect to all filings required by the FCC in connection with the transactions contemplated by this Agreement and made pursuant to this Section 6.1.1.

                           6.1.2    The transfer of the Assets hereunder is
expressly conditioned upon the grant of the FCC Consent and compliance by the parties hereto with the conditions (if any) imposed in such consent.

                  6.2 OTHER GOVERNMENTAL CONSENTS. Promptly following the execution of this Agreement, the parties will proceed to prepare and file with the appropriate governmental authorities any other requests for approval or waiver that are required from governmental authorities in connection with the transactions contemplated hereby, and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

         7. REPRESENTATIONS AND WARRANTIES OF BENEDEK. Prior to the execution hereof, Benedek has delivered to Purchaser a schedule (the "Disclosure Schedule") setting forth for each Station, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express informational requirement contained in or requested by a provision hereof or (ii) as an exception to one or more representations or warranties contained in Sections 7 or 8; provided, that the listing of an item in one section of the Disclosure Schedule shall be deemed to be a listing in the other sections of the Disclosure Schedule to the extent that such information is reasonably determinable to be so applicable to such other section or sections of the Disclosure Schedule. Except as provided in the Disclosure Schedule, Benedek hereby makes the following representations and warranties to Purchaser:

                  7.1 ORGANIZATION AND STANDING. Benedek is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Benedek has all requisite power and authority to own, lease, use and operate its properties and assets at and carry on its business in the places where such properties and assets are now owned, leased or operated or where such business is now conducted. Benedek is duly qualified to do business and is in good standing in the jurisdictions which constitute the DMA for each Station.

                  7.2 POWER AND AUTHORITY. Benedek has all requisite power and authority to enter into this Agreement and the documents and instruments contemplated hereby and to assume and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the documents and instruments contemplated hereby and the performance by Benedek of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action and no further action or approval is required in order to constitute this Agreement and the documents and instruments contemplated hereby as valid and binding obligations of Benedek, enforceable in accordance with their terms, except as the enforceability of such agreements, documents and instruments, may be limited by or subject to, any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedies of specific performance, injunction, and other forms of equitable relief are subject to certain principles of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

                  7.3 NO CONFLICTS. Except as set forth on Schedule 7.3 of the Disclosure Schedule and except for any consent required for the assignment to Purchaser of any contract, lease, agreement or commitment included within the Assets, the execution and delivery by Benedek of this Agreement and the documents and instruments contemplated hereby, the consummation by Benedek of the transactions contemplated hereby and the performance by Benedek of its obligations hereunder and thereunder:

                           7.3.1    do not and will not conflict with or violate
any provision of the Certificate of Incorporation or Bylaws of Benedek;

                           7.3.2    do not and will not conflict with or result
in any breach of any condition or provision of, or constitute a default under or give rise to any right of termination, cancellation or acceleration or (whether after the giving of notice or lapse of time or both) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Assets owned by Benedek by reason of the terms of any contract, mortgage, Lien, lease, agreement, indenture, instrument, judgment or decree to which Benedek is a party or which is or purports to be binding upon Benedek or which affects or purports to affect any of the Assets owned by Benedek except as would not, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect; and

                           7.3.3    subject to the receipt of any governmental
approvals required in connection with the transfer of the Assets owned by Benedek to Purchaser, do not and will not conflict with or result in a violation of or default under (with or without notice of the lapse of time or both) any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any court, administrative agency or commission or other governmental authority or instrumentality except as would not, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect.

                  7.4 GOVERNMENT APPROVAL. Other than FCC rulemaking procedures of general applicability or as set forth in Schedule 8.4 of the Disclosure Schedule, there are no fines, forfeitures, notices of apparent liability, orders to show cause or any other administrative or judicial orders outstanding nor any proceedings pending or, to Benedek's knowledge, threatened, the effect of which would be the revocation, cancellation, non-renewal, suspension or material adverse modification of the FCC Licenses or otherwise have any Material Adverse Effect. Except as contemplated in Section 6 hereof, no action, approval, consent, authorization or other action by or filing with any governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary or required as to Benedek for the due execution, delivery or performance by Benedek of this Agreement or any document or instrument contemplated hereby except where the failure to obtain such approval, consent, authorization or filing, would not, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect.

                  7.5 VALIDITY. This Agreement constitutes and the other documents and instruments contemplated hereby will, on the due execution and delivery thereof, constitute the legal, valid and binding obligations of Benedek, enforceable in accordance with their respective terms, except as the enforceability of such agreements, documents and instruments, may be limited by or subject to, any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedies of specific performance, injunction, and other forms of equitable relief are subject to certain principles of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

                  7.6 FINANCIAL STATEMENTS. Schedule 7.6 of the Disclosure Schedule sets forth the following financial statements of Benedek (collectively the "Financial Statements"): internal unaudited statements of operations of each Station for the years ended December 31, 2000 and 2001 and the three months ended March 31, 2002. Except as set forth on Schedule 7.6 of the Disclosure Schedule, the Financial Statements are true, correct and complete in all material respects, are in accordance with GAAP and the books and records of Benedek and fairly, completely and accurately present the results of operations for the periods covered.

                  7.7 TAXES. Except as set forth on Schedule 7.7 of the Disclosure Schedules, Benedek has duly filed, and has caused BLC to file, all material foreign, Federal, state, county and local income, excise, sales, property, withholding, social security, franchise, license, information returns and other tax returns and reports required to have been filed by Benedek or BLC, as applicable, to the date hereof pertaining to the operation of each Station and Benedek or BLC, as applicable, has paid all amounts shown to be due thereon.

                  7.8      CONTRACTS.

                           7.8.1    Except only those contracts, agreements or
commitments listed and described on Schedule 7.8 of the Disclosure Schedule (copies of which have been heretofore delivered or made available to Purchaser or, with respect to oral agreements, written summaries of the terms of which have been heretofore delivered or made available to Purchaser), the Excluded Contracts and contracts, agreements or commitments entered into in the ordinary course of business of each Station and (i) involving less than $25,000 over their term or (ii) involving more than $25,000 over their term but not more than $100,000 in the aggregate for all such contracts, agreements or commitments of such Station or (iii) involving sales of advertising time in accordance with each Station's customary rate practices, Benedek is not a party to nor does Benedek have any contract, agreement or commitment of any kind or nature whatsoever, written or oral, formal or informal, with respect to the business and operation of each Station. Except as set forth on Schedule 7.8 of the Disclosure Schedule, each of the written contracts and commitments referred to therein is valid and existing, in full force and effect, and enforceable in accordance with its terms, except as the enforceability of such agreements, documents and instruments, may be limited by or subject to, any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and no party thereto is in default and no claim of default by any party has been made or is now pending, except for such defaults as would not, in any individual case, reasonably be expected, as of the date hereof, to have a Material Adverse Effect.

                           7.8.2    Each Station is currently affiliated with
the television network listed on Schedule 13.1.3 of the Disclosure Schedule pursuant to the network affiliation contract listed on such Schedule 13.1.3 for such Station. Said network affiliation contracts are in full force and effect and Benedek is not aware of any state of facts which would permit the termination for cause of any such network affiliation contract prior to the expiration of the term thereof.

                  7.9      REAL PROPERTY.

                           7.9.1    Schedule 7.9 of the Disclosure Schedule is a
complete and correct list of all real property or premises owned in whole or in part by Benedek and used exclusively in the business and operation of each Station (other than Excluded Assets) (the "Owned Real Property") and all real property or premises leased in whole or in part by Benedek and used exclusively in the business and operation of each Station (other than Excluded Assets) (the "Leased Real Property", and together with the Owned Real Property, the "Real Property"). Copies of the leases with respect to the Leased Real Property or, with respect to oral leases, written summaries of the terms (the "Leases") and the other documents referred to on Schedule 7.9 of the Disclosure Schedule (other than those that will not survive the Closing) have been heretofore delivered or made available to Purchaser.

                           7.9.2    Benedek has all required legal and valid
occupancy permits and other licenses or government approvals for each of the Real Properties used or held for use exclusively in connection with the operation of each Station, except where the failure to obtain such permit or license would not, in any individual case, reasonably be expected, as of the date hereof, to have a Material Adverse Effect.

                           7.9.3    Benedek has the legal right (without the
consent or other approval of any other party) to possess and quietly enjoy the premises and properties under each of the Leases. Each Lease is in full force and effect and constitutes a legal, valid and binding obligation of Benedek and there is not under any Lease any claim of default or event which, with or without notice or the lapse of time or both, could reasonably be expected, in any individual case, as of the date hereof, to have a Material Adverse Effect.

                           7.9.4    Except for Permitted Liens and as set forth
on Schedule 7.9 of the Disclosure Schedule, Benedek has good, marketable and insurable title to the Owned Real Property, free and clear of all Liens and except as set forth on Schedule 7.9 of the Disclosure Schedule, no party has the right to acquire or use such Owned Real Property or any improvements, fixtures or equipment located thereon. Except as set forth on Schedule 7.9 or Schedule
7.10 of the Disclosure Schedule, Benedek has good and marketable title and owns outright, free and clear of all Liens (other than Permitted Liens), each improvement, fixture and item of equipment located in or on each Real Property.

                           7.9.5    None of the Real Properties has been
condemned or otherwise taken by any public authority, and no condemnation or taking is, to Benedek's knowledge, threatened or contemplated.

                  7.10     PERSONAL PROPERTY. Schedule 7.10 of the Disclosure
Schedule is a true and complete list of (i) all tangible personal property owned by Benedek and used exclusively in connection with the business and operation of each Station or located on or at the Real Property (other than Excluded Assets) having a book value at the date hereof in excess of $25,000 per item (other than items of personal property having a book value in excess of $25,000 but not in excess of $100,000 in the aggregate per Station) and (ii) all personal property owned by a third party which is leased or otherwise used exclusively by Benedek in connection with the business and operation of each Station or located on or at the Real Property (other than Excluded Assets), including, without limitation, leases or other agreements relating to the use or operation of any machinery, equipment, motor vehicles, office furniture or fixtures owned by any third party (copies of which leases or other agreements have been heretofore delivered or made available to Purchaser) but excluding leases not required to be set forth on
Schedule 7.8 of the Disclosure Schedule. Each such personal property lease is in full force and effect and constitutes a legal, valid and binding obligation of Benedek and there is not under any such lease any default or any claim of default or of an event which, with or without notice or the lapse of time or both, could reasonably be expected, in any individual case, as of the date hereof, to have a Material Adverse Effect. Except for Permitted Liens and as set forth on Schedule 7.10 of the Disclosure Schedule, all personal property purported to be owned by Benedek is owned by it, free and clear of all Liens.

                  7.11 INTELLECTUAL PROPERTY. Schedule 7.11 of the Disclosure Schedule is a complete and correct list of all material Intellectual Property owned by Benedek as of the date hereof, to the extent such Intellectual Property is exclusively used or held for use in connection with the operation of any of the Stations. Benedek owns or has a valid right to use all Proprietary Rights used or held for use by Benedek exclusively in connection with the operation of any of the Stations as currently conducted by Benedek, without infringing upon the rights of any other Person, except as would not, in any individual case, reasonably be expected, as of the date hereof, to have a Material Adverse Effect.

                  7.12 INSURANCE. Schedule 7.12 of the Disclosure Schedule is a complete and correct list, and brief description (including name of insurer, agent, type of coverage, policy number, amount of coverage, expiration date and any pending claims thereunder) of all insurance policies, including, without limitation, liability, burglary, theft, fidelity, errors and omissions, life, fire, product liability, workers' compensation, health and other forms of insurance of any kind held by Benedek in connection with the business and operation of each Station; each such policy is in full force and effect; except as set forth on Schedule 7.12 of the Disclosure Schedule, Benedek and its Affiliates are the sole beneficiaries of each such policy; no such policy has been, and none of the future proceeds thereof have been, assigned to any other Person; to Benedek's knowledge, there is no act or fact or failure to act which has or might cause any such policy to be cancelled or terminated; and each such policy is adequate for the business and operation of each Station. No notice of cancellation or non-renewal with respect to, or disallowance of any material claim under, any insurance policies or binders of insurance which relate to the Assets or any of the Stations has been received by Benedek.

                  7.13 LITIGATION. Except as set forth on Schedule 7.13 of the Disclosure Schedule, no action, suit, claim, investigation, proceeding or controversy, whether legal or administrative or in mediation or arbitration, is pending or, to Benedek's knowledge, threatened, at law or in equity or admiralty, before or by any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which could reasonably be expected, in any individual case, as of the date hereof, to have a Material Adverse Effect against Benedek with respect to any of the Stations or seeking to restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the carrying out of this Agreement or the transactions contemplated hereby. Benedek is not operating under or subject to, or in default in respect of, any judgment, order, writ, injunction or decree of any court or any Federal, state, municipal or other governmental department commission, board, bureau, agency or instrumentality.

                  7.14     COMPLIANCE WITH LAW. Except as set forth on Schedule
7.14 of the Disclosure Schedule, to Benedek's knowledge, (i) Benedek has all material permits, licenses, orders and approvals of all Federal, state or local governmental regulatory bodies required for it to conduct the business and operation of each Station as conducted on the date hereof, (ii) all such permits, licenses, orders and approvals are in full force and effect in all material respects and no suspension or cancellation of any of them is pending or to Benedek's knowledge threatened and (iii) Benedek is in compliance in all material respects with each law, rule, ordinance, regulation, order and decree applicable to the business and operation of the Station, including, without limitation, laws, rules and regulations respecting occupational safety, environmental protection and employment practices except where the failure to so comply could not reasonably be expected, in any individual case, as of the date hereof, to have a Material Adverse Effect.

                  7.15 LABOR. Except as set forth on Schedule 7.15 of the Disclosure Schedule, Benedek is not a party to any representation or labor contract with respect to any employees at any of the Stations. Except as set forth on Schedule 7.15 of the Disclosure Schedule, Benedek has not received any written notice from any labor union or group of employees that such union or group represents or believes or claims it represents or intends to represent any of the employees of Benedek; to Benedek's knowledge, no strike or work interruption by the employees of any of the Stations is planned, under consideration, threatened or imminent; and Benedek has not made any loan or given anything of value, directly or indirectly, to any officer, official, agent or representative of any labor union or group of employees other than salaries and ordinary course compensation.

                  7.16 EMPLOYEES. Schedule 7.16 of the Disclosure Schedule is a complete and correct list of the names and current annual salary, bonus, commission and perquisite arrangements, written or unwritten, for each employee of each Station (including any employee who is an inactive employee on paid or unpaid leave of absence). Benedek does not have any written contract for the future employment of any employee except as may be listed on Schedule 7.16 of the Disclosure Schedule.

                  7.17 EMPLOYEE BENEFIT PLANS. Schedule 7.17 of the Disclosure Schedule is a complete and correct list of all employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workers' compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement (including any collective bargaining agreement), practice, policy or arrangement, whether written or oral, and whether or not subject to ERISA (including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of ERISA) sponsored, maintained or contributed to by Benedek or any ERISA Affiliate of Benedek in connection with the business and operation of each Station (the "Employee Plans"). True and complete copies of each Employee Plan have been heretofore delivered or made available to Purchaser. All Employee Plans, related trust instruments or annuity contracts (or any other funding instruments) are legal, valid and binding and are in full force and effect, and each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified at all times since its inception. All Employee Plans have been maintained, in all material respects, in accordance with the requirements of the Code and ERISA, or any other applicable statute, regulation or rule. There are no pending claims against any Employee Plan (other than routine claims for benefits in accordance with its terms) nor, to the knowledge of Benedek, has any claim been threatened in writing by any participant thereof or beneficiary thereunder.

                           7.17.1   No Employee Plan is covered by Title IV of
ERISA, Section 302 of ERISA or Section 412 of the Code.

                           7.17.2   With respect to all Employee Plans that are
defined contribution plans, Benedek and any ERISA Affiliate have made all contributions due thereunder for plan years prior to the date hereof.

                           7.17.3   Neither Benedek nor any ERISA Affiliate or
any plan fiduciary of any Employee Plan is or has engaged in any transaction with respect to an Employee Plan in violation of Section 406(a) or 406(b) of ERISA for which no exemption exists under ERISA or under applicable sections of the Code. Neither Benedek nor any ERISA Affiliate, or the administering committee or trustees of any Employee Plan has received (i) notice from the IRS or the Department of Labor of the occurrence of a prohibited transaction within the meaning of Section 406 of ERISA with respect to an Employee Plan or (ii) notice of any breach of loyalty, prudence or diversification within the meaning of Section 404 of ERISA with respect to an Employee Plan.

                           7.17.4   No Employee Plan is a "multiemployer plan"
within the meaning of Section 4001(a)(3) of ERISA.

                           7.17.5   Except as set forth on Schedule 7.17 of the
Disclosure Schedule, all Employee Plans are in material compliance with all applicable reporting, disclosure, filing and other administrative requirements pertaining to employee benefit plans set forth in the Code and ERISA and rules and regulations promulgated under either, including but not limited to those set forth in Sections 6057, 6058 and 6059 of the Code and applicable rules and regulations thereunder, and in Sections 101, 102, 103, 104, 105, and 107 of ERISA.

                           7.17.6   Benedek and any ERISA Affiliate at all times
have been in material compliance with respect to each Employee Plan with all provisions of the Title X of the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended, and with the provisions of Part 6 of Title I of ERISA.

                           7.17.7   Except as set forth on Schedule 7.17 of the
Disclosure Schedule, during the twelve-consecutive month period prior to the date of this Agreement, no steps have been taken to terminate any Employee Plan, and no contribution failure has occurred with respect to any Employee Plan sufficient to give rise to a lien under Section 302(f) of ERISA. To Benedek's knowledge, no condition exists or event or transaction has occurred with respect to an Employee Plan which might result in the incurrence of any material liability, fine or penalty by Benedek or any ERISA Affiliate of Benedek. Neither Benedek nor any ERISA Affiliate of Benedek has any contingent liability with respect to any post-retirement benefit under any welfare plan, as such term is defined in Section 3(1) of ERISA which is an Employee Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

                           7.17.8   The transactions contemplated by this
Agreement will not result in any payment or series of payments by Benedek to any Person of a parachute payment within the meaning of Section 280G of the Code.

                  7.18     ENVIRONMENTAL MATTERS.

                           7.18.1   Except as provided below in this Section
7.18.1, Benedek makes no representation or warranty, express or implied, with respect to: (i) the existence or presence on, at, under or about the Real Property of any environmental hazards, conditions, defects or hazardous materials, including but not limited to any flammables, explosives, radioactive materials, asbestos, asbestos containing material, PCBs, hazardous waste, any petroleum, petroleum product derivative, compound or mixture, and without limitation, those substances defined as "hazardous substances" or "hazardous wastes" (collectively referred to as "Hazardous Substances") under any Environmental Laws or (ii) the Real Property's compliance with the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 and Superfund Amendments and Preauthorization Act of 1986, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act of 1976, the Water Pollution Control Act, the Clean Air Act, all regulations promulgated under all such Acts, as well as any other

Federal, state or local law, ordinance or regulation pertaining to health, industrial hygiene or the environment and/or applicable to the existence, removal, generation, transportation, discharge, process, storage or treatment of Hazardous Substances (collectively referred to as "Environmental Laws"). Benedek represents that: (i) during the period that Benedek has owned or leased the Real Property, Benedek has not caused or knowingly permitted (nor, at any time prior to the Closing, will Benedek cause or consent to) any Hazardous Substances to be deposited in or on the Real Property in violation of any Environmental Laws and
(ii) as of the date of this Agreement, Benedek is not aware of any environmental contamination at the Real Property except as may be reflected in the environmental assessment reports listed on Schedule 7.18 of the Disclosure Schedule, a complete copy of which has been delivered or made available to Purchaser.

                           7.18.2   By negotiation and execution of this
Agreement, the parties have expressly allocated certain environmental risks, liabilities and expenses whether historical, current or prospective from Benedek to Purchaser. In this regard, upon Closing, Benedek shall have no liability in the future to Purchaser or to any Person claiming by, through or under Purchaser with respect to: (i) any past, present or future claim, cause of action, proceeding or otherwise, whether known or unknown, relating to or arising out of any past, present or future environmental condition at, under or about the Real Property; (ii) the presence of Hazardous Substances at, under or about the Real Property; (iii) a violation of any Environmental Law relating to the Real Property and (iv) any losses, damages, penalties, costs (foreseen or unforeseen, known or unknown), counsel, engineering and other professional or expert fees with respect to the foregoing (the foregoing clauses (i), (ii), (iii) and (iv) are collectively referred to as "Environmental Claims"). Upon Closing: (i) Purchaser hereby unconditionally releases and discharges Benedek from any and all Environmental Claims, whether sustained by Purchaser directly or relating to any claims by Purchaser for indemnification, contribution or otherwise with respect to Environmental Claims against Purchaser by third parties and (ii) Purchaser hereby agrees to indemnify, defend and hold Benedek harmless from and against all such Environmental Claims, including any and all Environmental Claims made hereafter directly against Benedek by third parties claiming by, through or under Purchaser.

         8. REPRESENTATIONS AND WARRANTIES OF BENEDEK AND BLC. Except as provided in the Disclosure Schedule, Benedek and BLC hereby jointly and severally make the following representations and warranties to Purchaser:

                  8.1 ORGANIZATION AND STANDING. BLC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease, use and operate its properties and assets at and carry on its business in the places where such properties and assets are now owned, leased or operated or where such business is now conducted. BLC is duly qualified to do business and is in good standing in the jurisdictions which constitute the DMA for each Station. BLC does not own any assets, properties or rights used or held for use in connection with the operation of each Station other than the FCC Licenses listed on
Schedule 8.4 of the Disclosure Schedule.

                  8.2 POWER AND AUTHORITY. BLC has all requisite power and authority to enter into this Agreement and the documents and instruments contemplated hereby and to assume and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the documents and instruments contemplated hereby and the performance by BLC of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action and no further action or approval is required in order to constitute this Agreement and the documents and instruments contemplated hereby as valid and binding obligations of BLC, enforceable in accordance with their terms, except as the enforceability of such agreements, documents and instruments, may be limited by or subject to, any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedies of specific performance, injunction, and other forms of equitable relief are subject to certain principles of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

                  8.3 NO CONFLICTS. Except as set forth on Schedule 8.3 of the Disclosure Schedule, the execution and delivery by BLC of this Agreement and the documents and instruments contemplated hereby, the consummation by BLC of the transactions contemplated hereby and the performance by BLC of its obligations hereunder and thereunder:

                           8.3.1    do not and will not conflict with or violate
any provision of the Certificate of Incorporation or Bylaws of BLC;

                           8.3.2    do not and will not conflict with or result
in any breach of any condition or provision of, or constitute a default under or give rise to any right of termination, cancellation or acceleration or (whether after the giving of notice or lapse of time or both) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Assets owned by BLC by reason of the terms of any contract, mortgage, Lien, lease, agreement, indenture, instrument, judgment or decree to which BLC is a party or which is or purports to be binding upon BLC or which affects or purports to affect any of the Assets owned by BLC except as would not, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect; and

                           8.3.3    subject to the receipt of any governmental
approvals required in connection with the transfer of the Assets owned by BLC to Purchaser, do not and will not conflict with or result in a violation of or default under (with or without notice of the lapse of time or both) any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any court, administrative agency or commission or other governmental authority or instrumentality except as would not, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect.

                  8.4 GOVERNMENT APPROVAL. BLC is the holder of the FCC Licenses, all of which are set forth on Schedule 8.4 of the Disclosure Schedule, which constitute all necessary authorizations from the FCC to enable each Station to broadcast and transmit the present television programming of each Station. Other than FCC rulemaking procedures of general applicability or as set forth on Schedule 8.4 of the Disclosure Schedule, there are no fines, forfeitures, notices of apparent liability, orders to show cause or any other administrative or judicial orders outstanding nor any proceedings pending or, to BLC's knowledge, threatened, the effect of which would be the revocation, cancellation, non-renewal, suspension or material adverse modification of the FCC Licenses or otherwise have any Material Adverse Effect. Except as contemplated in Section 6 hereof, no action, approval, consent, authorization or other action by or filing with any governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary or required as to BLC for the due execution, delivery or performance by BLC of this Agreement or any document or instrument contemplated hereby except where the failure to obtain such approval, consent, authorization or filing, would not, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect.

                  8.5 VALIDITY. This Agreement constitutes and the other documents and instruments contemplated hereby will, on the due execution and delivery thereof, constitute the legal, valid and binding obligations of BLC, enforceable in accordance with their respective terms, except as the enforceability of such agreements, documents and instruments, may be limited by or subject to, any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedies of specific performance, injunction, and other forms of equitable relief are subject to certain principles of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

         9. REPRESENTATIONS AND WARRANTIES OF PURCHASER. In order to induce Benedek and BLC to enter into this Agreement and to perform their obligations hereunder, Purchaser hereby makes the following representations and warranties to Benedek and BLC:

                  9.1 ORGANIZATION AND STANDING. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, to own, lease, use and operate its properties and assets at and carry on its business in the places where such properties and assets are now owned, leased or operated or where such business is now being conducted.

                  9.2 POWER AND AUTHORITY. Purchaser has all requisite power and authority to enter into this Agreement and the documents and instruments contemplated hereby and to assume and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the documents and instruments contemplated hereby and the performance by Purchaser of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action and no further action or approval, is required in order to constitute this Agreement and the documents and instruments contemplated hereby as valid and binding obligations of Purchaser, enforceable in accordance with their terms, except as the enforceability of such agreements, documents and instruments, may be limited by or subject to, any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedies of specific performance, injunction, and other forms of equitable relief are subject to certain principles of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

                  9.3 NO CONFLICTS. The execution and delivery by Purchaser of this Agreement and the documents and instruments contemplated hereby, the consummation by Purchaser of the transactions contemplated hereby and the performance by Purchaser of its obligations hereunder and thereunder:

                           9.3.1    do not and will not conflict with or violate
any provision of the Certificate of Formation or the Operating Agreement of Purchaser;

                           9.3.2    do not and will not conflict with or violate
any agreements, contracts or instruments to which Purchaser is a party except as would not, individually or in the aggregate, have, or could reasonably be expected to have, a material adverse effect upon the properties, operations, business, financial condition or results of operations of Purchaser; and

                           9.3.3    subject to the receipt of any governmental
approvals required in connection with the transfer of the Assets to Purchaser, do not and will not conflict with or result in a violation of or default under (with or without notice of the lapse of time or both) any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any court, administrative agency or commission or other governmental authority or instrumentality except as would not, individually or in the aggregate, have, or could reasonably be expected to have, a material adverse effect upon the properties, operations, business, financial condition or results of operations of Purchaser.

                  9.4 GOVERNMENT APPROVAL. Purchaser is legally and financially qualified under the Communications Act to enter into this Agreement, and to consummate the transactions contemplated hereby. In connection with the transactions contemplated by this Agreement, it is not necessary for Purchaser or any Affiliate of Purchaser (or any Person in which Purchaser or any Affiliate of Purchaser has an attributable interest under the Communications Act) to seek or obtain any waiver from the FCC, dispose of any interest in any media or communications property or interest (including, without limitation, any of the Stations or any part thereof), terminate any venture or arrangement, or effectuate any changes or restructuring of its ownership, including, without limitation, the withdrawal or removal of officers or directors or the conversion or repurchase of equity securities of Purchaser or any Affiliate of Purchaser or owned by Purchaser or any Affiliate of Purchaser (or any Person in which Purchaser or any Affiliate of Purchaser has any attributable interest under the Communications Act). Purchaser is able to certify on an FCC Form 314 that it is financially qualified. Additionally, except as contemplated in Section 6 hereof, no action, approval, consent or authorization or other action, including, without limitation, any action, approval, consent or authorization or other action by or filing with any governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary or required as to Purchaser for the due execution, delivery or performance by Purchaser of this Agreement or any document or instrument contemplated hereby except where the failure to obtain such approval, consent, authorization or filing, would not, individually or in the aggregate, have, or could reasonably be expected to have, a material adverse effect upon the properties, operations, business, financial condition or results of operations of Purchaser.

                  9.5 VALIDITY. This Agreement constitutes and the other documents and instruments contemplated hereby will, on the due execution and delivery thereof, constitute the legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except as the enforceability of such agreements, documents and instruments, may be limited by or subject to, any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedies of specific performance, injunction, and other forms of equitable relief are subject to certain principles of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

                  9.6 ADEQUACY OF FINANCING. Purchaser has adequate funds on hand or available to pay the Purchase Price.

                  9.7 LITIGATION. No action, suit, claim, investigation, proceeding or controversy, whether legal or administrative or in mediation or arbitration, is pending or, to Purchaser's knowledge, threatened, at law or in equity or admiralty, before or by any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which, if adversely determined, would affect Purchaser's ability to carry out this Agreement or the transactions contemplated hereby.

                  9.8 INDEPENDENT INVESTIGATION. Purchaser has conducted an independent investigation of the Stations and their business operations, assets, liabilities, results of operations, financial condition and prospects in making its determination as to the propriety of the transactions contemplated by this Agreement and in entering into this Agreement and the documents and instruments required hereby, has relied solely on the results of said investigation and on the representations and warranties of Benedek or BLC expressly contained in this Agreement and the instruments, certificates or schedules furnished pursuant hereto.

         10.      COVENANTS OF BENEDEK.

                  Benedek covenants as follows:

                  10.1 BOOKS AND RECORDS. Between the date hereof and the Closing Date, Benedek shall give, and shall cause BLC to give, Purchaser and its authorized representatives reasonable access, during regular business hours and upon advance written notice, to any and all of its premises, properties, contracts, books and records relating to the business and operation of each Station and will cause its employees to furnish to Purchaser and its authorized representatives any and all data and information pertaining to the business and operation of brought upon the properties, operations, business, financial condition or results of operations of each Station as Purchaser or its authorized representatives shall from time to time reasonably request.

                  10.2 INTERIM OPERATIONS. From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to
Section 15, except as otherwise consented to or approved in writing by Purchaser (which consent shall not be unreasonably conditioned, withheld or delayed) or as required by this Agreement, Benedek shall not:

                           10.2.1   sell, assign, lease, transfer or otherwise
dispose of any of the Assets except in the ordinary course of business;

                           10.2.2   mortgage, pledge or grant any Lien (other
than Permitted Liens) on any of the Assets;

                           10.2.3   effect any change in the accounting
practices, procedures or methods of any of the Stations, unless such change is required by GAAP; or

                           10.2.4   except as set forth in Schedule 10.2 of the
Disclosure Schedules, enter into any transaction other than in the ordinary course of business and consistent with past practices of each Station. Without limiting the foregoing, at the Closing, Benedek shall cause each Station to be current in its payment obligations with respect to film and programming agreements.

                  10.3 DISCHARGE OF LIENS. On or prior to the Closing Date, Benedek and BLC will cause all Liens with respect to the Assets (other than Permitted Liens and the Liens set forth on Schedule 7.9 and 7.10 of the Disclosure Schedule which are not required to be discharged on or prior to the Closing Date pursuant to the terms of this Agreement and except only those assumed by Purchaser pursuant to Section 3 hereof, including Liens relating to the Assumed Indebtedness) to be discharged. Until the Closing Date, Benedek shall periodically pay the amounts in respect of the Assumed Indebtedness in accordance with the terms thereof.

                  10.4 MAINTENANCE OF INSURANCE. From the date hereof through and including the Closing Date, Benedek will maintain in full force and effect all insurance policies listed on Schedule 7.12 of the Disclosure Schedule or renewals or replacements thereof.

                  10.5 COMPLIANCE. Benedek shall use, and shall cause BLC to use, its reasonable best efforts to take or cause to be taken all action and shall use its reasonable best efforts to do, and shall cause BLC to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, to obtain all consents, approvals and authorizations of third parties and to make all filings with and give all notices to third parties which may be necessary or required in order to effectuate the transactions contemplated hereby.

                  10.6 PAYMENT OF TAXES. Benedek shall be responsible for all Federal, state, county, local, income, property, sales, use, intangibles and other taxes attributable to the operation or ownership of each Station or the Assets for all periods prior to the Closing Date. Thereafter, Purchaser shall be responsible for all such taxes. Benedek shall file, and shall cause BLC to file, all Federal, state, county and local income and other tax returns and reports required to be filed by it pertaining to the operation of any of the Stations through the Closing Date and shall pay all taxes, interest and penalties shown on such returns or reports.

                  10.7 FINANCIAL STATEMENTS. Benedek shall provide Purchaser with the following financial information with respect to each Station:

                           10.7.1   as soon as practicable (but in no event
later than 30 calendar days after the end of each month), an unaudited statement of income and expense for each month after the date hereof and before the Closing Date; and

                           10.7.2   such other financial information with
respect to each Station as Purchaser may from time to time reasonably request.

                  10.8 FCC COMPLIANCE. Benedek will comply in all material respects with all rules and regulations of the FCC pertaining to the operation of each Station, and with all other applicable laws, rules, ordinances and regulations pertaining to the operation of each Station. Upon receipt of notice of violation of any of such laws, rules, ordinances and regulations, Benedek shall use its reasonable best efforts to contest in good faith or to cure such violation prior to the Closing Date. Benedek will file with the FCC, when due, all ownership reports, renewal applications, financial reports and other documents required to be filed between the date hereof and the Closing Date, and all such reports, applications and documents will be true and correct to Benedek's knowledge and will comply in all material respects with the Communications Act and the rules and regulations of the FCC. From the date hereof through and including the Closing Date, Benedek will take all reasonable actions to preclude the suspension, revocation or adverse modification of the FCC Licenses and any other material governmental licenses, permits and other authorizations listed on Schedule 8.4 of the Disclosure Schedule. Benedek will not take any action, by commission or omission, which would cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation or adverse modification of any of said licenses, permits and authorizations, or fail to prosecute with due diligence any pending application to any governmental authority, or take any action within its control which would result in any of the Stations being in non-compliance with the requirements of the Communications Act or the rules and regulations of the FCC material to the transactions contemplated by this Agreement.

                  10.9 FCC CONSENT. Benedek shall, and shall cause BLC to, diligently prosecute the FCC Application and use all reasonable efforts to obtain the FCC Consent as promptly and expeditiously as possible. Benedek shall not, and shall not permit BLC to, intentionally take or omit to take any action that will cause the FCC to deny, delay or fail to approve the FCC Application or cause the FCC Consent not to be granted.

                  10.10 FURTHER ASSURANCES. Benedek shall, and shall cause BLC to, at any time, and from time to time, after the Closing Date, but at no cost to Benedek or BLC (other than the salaries or wages of any Benedek employees), use its reasonable best efforts to: (i) take, or cause to be taken, all appropriate action, and to do, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, executing and delivering any additional instruments, certificates or other documents; and (ii) have the present and future officers, directors and employees of Benedek and BLC cooperate with Purchaser in furnishing information, evidence, testimony and other assistance in connection with any tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters relating to any of the Stations for all periods prior to the Closing Date.

                  10.11 WEBSITE AGREEMENT. At the Closing, Benedek shall, and shall cause Benedek Interactive Media, LLC, a wholly-owned subsidiary of Benedek ("BIM"), to enter into a website services agreement with Purchaser in the form annexed hereto as Exhibit E pursuant to which Benedek and BIM will provide the website services specified therein to each Station.

                  10.12 MANAGEMENT SERVICES AGREEMENT. After the Closing, Benedek shall provide certain management consulting services to each Station upon the terms and conditions set forth on Exhibit

F annexed hereto. At the Closing, Benedek and Purchaser shall enter into an agreement with respect to the provision of such services in form reasonable satisfactory to Benedek and Purchaser.

                  10.13 CAPITAL EXPENDITURES. Benedek will continue to make capital expenditures in the ordinary course of business of each Station and pursuant to such Station's 2002 capital expenditure plan. Without limiting the foregoing, prior to the Closing, Benedek shall complete the digital conversion for each of Stations WYTV, KAUZ, KHQA and KGWN (other than its satellite station
KSTF) in accordance with such Station's plan and budget therefor as set forth in Exhibit H annexed hereto, provided that if such digital conversion is not completed by the Closing, Purchaser shall nonetheless be obligated to complete the transactions contemplated by this Agreement in a timely manner and shall be entitled to a credit against the Purchase Price for the portion of the budget that remains to be incurred after the Closing.

                  10.14 NON-SOLICITATION BY BENEDEK. Benedek will not, and will not permit any to its Affiliates to, without the prior written consent of Purchaser, directly or indirectly employ or seek to employ any general manager, sales manager, business manager or senior engineer of any of the Stations until the earlier of (i) one (1) year after the Closing Date or (ii) the date on which Purchaser sells the Station by which such person is employed to an unaffiliated third-party.

         11.      COVENANTS OF BENEDEK AND BLC.

                  Benedek and BLC covenant as follows:

                  11.1 FCC COMPLIANCE. BLC will comply in all material respects with all rules and regulations of the FCC pertaining to the operation of each Station, and with all other applicable laws, rules, ordinances and regulations pertaining to the operation of each Station. Upon receipt of notice of violation of any of such laws, rules, ordinances and regulations, BLC shall use its reasonable best efforts to contest in good faith or to cure such violation prior to the Closing Date. BLC will file with the FCC, when due, all ownership reports, renewal applications, financial reports and other documents required to be filed between the date hereof and the Closing Date, and all such reports, applications and documents will be true and correct to Benedek's and BLC's knowledge and will comply in all material respects with the Communications Act and the rules and regulations of the FCC. From the date hereof through and including the Closing Date, BLC will take all reasonable actions to preclude the suspension, revocation or adverse modification of the FCC Licenses and any other material governmental licenses, permits and other authorizations listed on
Schedule 8.4 of the Disclosure Schedule. BLC will not take any action, by commission or omission, which would cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation or adverse modification of any of said licenses, permits and authorizations, or fail to prosecute with due diligence any pending application to any governmental authority, or take any action within its control which would result in any of the Stations being in non-compliance with the requirements of the Communications Act or the rules and regulations of the FCC material to the transactions contemplated by this Agreement.

         12.      COVENANTS OF PURCHASER.

                  Purchaser covenants as follows:

                  12.1 COMPLIANCE. Purchaser shall use its reasonable best efforts to take or cause to be taken all action and do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, to obtain all consents, approvals and authorizations of third parties and to make all filings with and give all notices to third parties which may be necessary or required in order to effectuate the transactions contemplated hereby.

                  12.2 CONTROL OF THE STATIONS. Prior to the Closing, Purchaser shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise or direct, the operations of any of the Stations, such operations, including complete control and supervision of all the Stations' programs, employees and policies, shall be the sole responsibility of Benedek until the consummation of the Closing hereunder.

                  12.3 FCC CONSENT. Purchaser shall diligently prosecute the FCC Application and use all reasonable efforts to obtain the FCC Consent as promptly and expeditiously as possible. Purchaser shall not intentionally take or omit to take any action that will cause the FCC to deny, delay or fail to approve the FCC Application or cause the FCC Consent not to be granted.

                  12.4 FCC COMPLIANCE. Between the date hereof and the Closing Date, Purchaser agrees that it will not take or fail to take any action within its control which would result in material noncompliance by Purchaser with the requirements of the Communications Act and the rules and regulations of the FCC material to the transactions contemplated by this Agreement. Purchaser will take no action that Purchaser knows, or has reason to know, would disqualify Purchaser from being the assignee of the FCC Licenses or the owner or operator of any of the Stations.

                  12.5 BOOKS AND RECORDS. If the acquisition contemplated herein is consummated, Purchaser covenants and agrees that it shall preserve and keep the records of Benedek and BLC delivered to it hereunder for a period of six years after the Closing Date and shall make such records available to Benedek and BLC and their authorized representatives as reasonably required by Benedek or BLC in connection with any legal proceedings brought by or against Benedek or BLC or in connection with any tax examination or governmental investigation of Benedek or BLC. No such records shall be destroyed or discarded without first advising Benedek in writing and giving Benedek a reasonable opportunity to obtain possession thereof.

                  12.6 EMPLOYEES AND EMPLOYEE BENEFIT MATTERS. Purchaser shall offer employment as of the Closing Date to each employee set forth in
Schedule 7.16 of the Disclosure Schedule who remains employed by Benedek immediately prior to the Closing, and each additional employee who is hired to work at any of the Stations following the date hereof and prior to the Closing who remains employed by Benedek immediately prior to the Closing. As of the Closing Date, Purchaser shall employ each employee whose employment is not covered by a collective bargaining agreement and who accepts Purchaser's offer of employment ("Transferred Non-Union Employees") at a salary and on other terms and conditions that are substantially equivalent as those provided by Benedek immediately before the Closing. As of the Closing Date, Purchaser shall employ each employee whose employment is covered by a collective bargaining agreement and who accepts Purchaser's offer of employment ("Transferred Union Employees" and collectively with the Transferred Non-Union Employees, the "Transferred Employees") at a salary and on terms and conditions that are in accordance with the terms of such collective bargaining agreement and on such other terms and conditions that are substantially equivalent as those provided by Benedek immediately before the Closing. Nothing herein shall confer or be construed to confer on any such employee any right to continue in the employment of Purchaser or interfere in any way with the right of Purchaser to terminate the employment of such Transferred Employee at any time, with or without cause; subject, however to the provisions of any employment agreement or collective bargaining agreement entered into or assumed by Purchaser. Purchaser shall provide each Transferred Employee credit for years of service prior to the Closing with Benedek or any prior owner of the applicable Station for (a) the purpose of eligibility and vesting under Purchaser's health, vacation and other employee benefit plans, and (b) any eligibility waiting periods under group health plans of Purchaser. Purchaser and Benedek covenant and agree that neither severance pay nor severance benefits of any kind shall be payable to any Transferred Employee by Purchaser or Benedek as a result of the transactions contemplated by this Agreement. Purchaser and Benedek further covenant and agree that Purchaser shall be solely responsible for any severance payments or liabilities arising from Purchaser's termination of any of the Transferred Employees after the Closing Date, in accordance with the terms of Purchaser's severance policies, plans, programs, arrangements or practices. Purchaser agrees to indemnify Benedek for all losses incurred by Benedek resulting from any claim for severance pay or severance benefits made by or on behalf of a Transferred Employee. Purchaser and Benedek covenant and agree that any individual who is covered, or who is eligible to elect to continue his or her coverage, as of the Closing Date, under any Employee Plan that constitutes a "group health plan," pursuant to the provisions of Part 6 of Title I, Substitute B of ERISA or
Section 4980B of the Code, shall be eligible to continue such coverage under an employee benefit plan of Purchaser that constitutes a "group health plan," within the meaning of Section 5000(b)(1) of the Code, as of the Closing Date, pursuant to the provisions of Part 6 of Title I, Subtitle B of ERISA of Section 4980B of the Code and that meets all of the applicable requirements for provision of COBRA continuation coverage. Purchaser agrees to indemnify Benedek for all losses incurred by Benedek or Benedek's group health plan resulting from any claim for COBRA continuation coverage made by or on behalf of a Transferred Employee or a spouse or other dependent of such an employee. Benedek shall pay to Purchaser any amounts received by Benedek or its Affiliates from any Transferred Employee for COBRA continuation coverage promptly upon receipt thereof.

                  12.7 NON-SOLICITATION BY PURCHASER. During the period from the Closing Date through the first anniversary thereof, Purchaser will not, and will not permit any to its Affiliates to, without the prior written consent of Benedek, directly or indirectly employ or seek to employ any general manager, sales manager, business manager or senior engineer employed at any of Benedek's television stations (other than the Stations).

                  12.8 FURTHER ASSURANCES. Purchaser shall, at any time, and from time to time, after the Closing Date, but at no cost to Purchaser (other than the salaries or wages of any of its employees), use its reasonable best efforts to: (i) take, or cause to be taken, all appropriate action, and to do, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, executing and delivering any additional instruments, certificates or other documents; and (ii) have the present and future officers, directors, employees of Purchaser, including the Transferred Employees, cooperate with Benedek and BLC in furnishing information, evidence, testimony and other assistance in connection with any tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters relating to any of the Stations for all periods prior to the Closing Date.

         13.      CONDITIONS OF CLOSING.

                  13.1 OBLIGATION OF PURCHASER TO CLOSE. The obligation of Purchaser to close hereunder shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions or the written waiver thereof by Purchaser:

                           13.1.1   REPRESENTATIONS. The representations and
warranties of Benedek and BLC in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct in all material respects as of such specified date only) except for changes permitted or contemplated by this Agreement.

                           13.1.2   COVENANTS. Each of the agreements and
covenants of Benedek and BLC to be performed under this Agreement at or prior to the Closing Date shall have been duly performed in all material respects.

                           13.1.3   NETWORK AFFILIATION CONSENT. The television
networks listed on Schedule 13.1.3 of the Disclosure Schedule shall have consented to the assignment of the network affiliation agreement with respect to each Station set forth opposite its name on Schedule 13.1.3 without material modification thereof.

                           13.1.4   NO INJUNCTION. No injunction or restraining
order shall be in effect to forbid or enjoin the consummation of the transaction contemplated by this Agreement and no Federal, state or local statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of such transaction.

                           13.1.5   STATION LICENSES. BLC shall be the holder of
the FCC Licenses and all other material governmental licenses, permits and other authorizations listed on Schedule 8.4 of the Disclosure Schedule, and there shall not have been any modification of any of such licenses, permits and other authorizations which could reasonably be expected to have a Material Adverse Effect.

                           13.1.6   FCC CONSENT. The FCC Consent shall have been
granted.

                           13.1.7   INSTRUMENTS OF TRANSFER. Purchaser shall
have received the deeds, endorsements, assignments, drafts, checks and other documents of transfer, conveyance and assignment contemplated by Section 2.3 valid to transfer all of Benedek's and BLC's, as applicable, right, title and interest in and to the Assets to Purchaser and to vest in Purchaser good, marketable and insurable title to the Assets, subject only to Permitted Liens and the Liens set forth on Schedules 7.9 and 7.10 of the Disclosure Schedule and not required to be discharged (in the manner herein provided) on or prior to the Closing Date pursuant to the terms of this Agreement.

                           13.1.8   BOOKS OF ACCOUNT. Purchaser shall have
received Benedek's and BLC's books of account, records, leases, indentures, contracts, agreements, correspondence and other documents pertaining to the Assets and each Station (other than the Excluded Records). Unless otherwise requested by Purchaser, delivery of the foregoing shall not be effected by physical delivery at the Closing but by surrendering access to the premises containing the foregoing to Purchaser.

                           13.1.9   MERGER AGREEMENT. The Merger Agreement shall
remain in full force and effect and shall not have been terminated.

                           13.1.10  REORGANIZATION PLAN. The reorganization plan
with respect to Stations Holding Company, Inc., a summary of which plan is annexed hereto as Exhibit G, shall have been approved by the United States Bankruptcy Court for the District or Delaware.

                  13.2 OBLIGATION OF BENEDEK TO CLOSE. The obligation of Benedek and BLC to close hereunder shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions or the written waiver thereof by Benedek and BLC:

                           13.2.1   REPRESENTATIONS. The representations and
warranties of Purchaser in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct in all material respects as of such specified date only) except for changes permitted or contemplated by this Agreement.

                           13.2.2   COVENANTS. Each of the agreements and
covenants of Purchaser to be performed under this Agreement at or prior to the Closing Date shall have been duly performed in all material respects.

                           13.2.3   NO INJUNCTION. No injunction or restraining
order shall be in effect to forbid or enjoin the consummation of the transaction contemplated by this Agreement and no Federal, state, or local statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of such transaction.

                           13.2.4   FCC CONSENT. The FCC Consent shall have been
granted.

                           13.2.5   RECEIPT OF PURCHASE PRICE PAYABLE AT
CLOSING. Benedek shall have received the Purchase Price by wire transfer of immediately available funds.

                           13.2.6   ASSUMPTION AGREEMENTS. Purchaser shall have
executed and delivered the instruments of assumption contemplated by Section 3.2 hereof.

                           13.2.7   MERGER AGREEMENT. The Merger Agreement shall
remain in full force and effect and shall not have been terminated.

                           13.2.8   REORGANIZATION PLAN. The reorganization plan
with respect to Stations Holding Company, Inc., a summary of which plan is annexed hereto as Exhibit G, shall have been approved by the United States Bankruptcy Court for the District or Delaware.

         14.      REMEDIES FOR BREACH.

                  14.1 PURCHASER DECLINES TO CLOSE. If Purchaser shall be entitled to decline to close, and shall decline to close the transaction contemplated by this Agreement, Purchaser shall have no liability to Benedek or BLC under or in any way by reason hereof, and Purchaser shall be entitled to have the Deposit, together with interest earned thereon, returned promptly to it upon demand to the Escrow Agent pursuant to the Escrow Agreement, and Purchaser shall, subject to the terms and conditions of this Agreement, have all such rights and remedies against Benedek or BLC, as applicable, as may be available to it in law or equity or otherwise.

                  14.2 PURCHASER ELECTS TO CLOSE. If Purchaser shall be entitled to decline to close the transaction contemplated by this Agreement but Purchaser shall elect nevertheless to close, Purchaser shall be deemed to have waived any claims of any nature arising from the failure of Benedek or BLC to comply with any of the terms and conditions of this Agreement of which Purchaser had knowledge at the time of the Closing. If Purchaser elects to close the transaction contemplated by this Agreement and Benedek or BLC wrongfully refuses to do so, or if Benedek or BLC fails, or if a failure by Benedek or BLC is threatened, to comply with any of its covenants and agreements contained in this Agreement, then, in addition to all other remedies which may be available to it, Purchaser shall be entitled to injunctive and other equitable relief, including, without limitation, specific performance, and shall be entitled to recover from Benedek its losses, costs and expenses, including reasonable attorneys' fees incurred by Purchaser in securing such injunctive or equitable relief.

                  14.3 PURCHASER FAILS TO CLOSE. If Benedek and BLC shall be entitled to decline to close, and shall decline to close the transaction contemplated by this Agreement, neither Benedek nor BLC shall have any liability to Purchaser under or in any way by reason hereof. In such event, unless Benedek and BLC shall be entitled to decline to close by reason of a breach by Purchaser, Purchaser shall be entitled to have the Deposit, together with interest earned thereon, returned promptly to it upon demand to the Escrow Agent. If this Agreement fails to close or is terminated by reason of or under circumstances arising from a breach by Purchaser of its representations, warranties, or covenants hereunder in any material respect, or if Purchaser refuses or fails to close after the conditions to its Closing have been satisfied, in either case without Benedek or BLC being in breach of any of its representations, warranties or covenants hereunder in any material respect, then, in that event, Benedek and BLC shall be entitled to the Deposit, together with interest earned thereon, as liquidated damages, it being understood that such sum shall constitute full payment for any and all damages suffered by Benedek and BLC by reason of Purchaser's failure to close this Agreement. The parties acknowledge that the damages actually suffered by Benedek and BLC would be difficult to determine, but that the amount of the Deposit, together with interest earned thereon, is a reasonable estimate of the damages anticipated to be suffered by Benedek and BLC in such event.

                  14.4 BENEDEK ELECTS TO CLOSE. If Benedek or BLC shall be entitled to decline to close the transaction contemplated by this Agreement but Benedek and BLC shall elect nevertheless to close, Benedek and BLC shall be deemed to have waived any claims of any nature arising from the failure of Purchaser to comply with any of the terms and conditions of this Agreement of which Benedek and BLC had knowledge at the time of the Closing.

                  14.5 REMEDIES CUMULATIVE. Except as otherwise provided in this Section 14 and/or Section 17, the specific remedies to which any party may resort under the terms of this Agreement are cumulative and are not intended to be exclusive of any other remedies or means of redress to which such party may lawfully be entitled in case of any breach, threatened breach or failure of observance or performance of any representation, warranty, covenant, agreement or commitment made hereunder or relating hereto or by reason of any such representation, warranty, covenant, agreement or commitment being untrue or incorrect.

         15. TERMINATION RIGHTS. This Agreement may be terminated upon written notice from one party to the other upon the occurrence of any of the following:

                  15.1 by either Benedek and BLC or Purchaser (i) at any time prior to the Closing with the mutual written consent of the other parties hereto or (ii) if the Merger Agreement is terminated at any time pursuant to the terms thereof prior to the Closing;

                  15.2 by Benedek and BLC, if Purchaser has materially breached this Agreement and Benedek and BLC are not in material breach of this Agreement, except that, if such breach is curable by Purchaser through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days, but only as long as Purchaser continues to use its commercially reasonable efforts to cure such breach (the "Purchaser Cure Period"), such termination shall not be effective, and such termination shall become effective only if the breach is not cured within the Purchaser Cure Period; provided, however, Purchaser's failure to pay the Purchase Price in full to Benedek at the Closing shall not be subject to the Purchaser Cure Period and shall be an incurable breach of this Agreement;

                  15.3 by Purchaser, if Benedek or BLC has materially breached this Agreement and Purchaser is not in material breach of this Agreement, except that, if such breach is curable by Benedek or BLC through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days, but only as long as Benedek and BLC, as applicable, continue to use their commercially reasonable efforts to cure such breach (the "Benedek Cure Period"), such termination shall not be effective, and such termination shall become effective only if the breach is not cured within the Benedek Cure Period; or

                  15.4 by either Purchaser or Benedek and BLC, if not then in material default, if the purchase of the Assets by Purchaser pursuant to this Agreement shall not have been effected by March 31, 2003.

         16. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 15 hereof, this Agreement shall become null and void and neither party hereto shall have any further liability hereunder except that (i) the provisions of Sections 14, 15, 16, 17, 20.1 and
20.8 hereof shall remain in full force and effect and (ii) each party hereto shall remain liable to the other party hereto for any willful breach of its obligations under this Agreement prior to such termination.

         17. SURVIVAL. None of the representations and warranties of Benedek, BLC or Purchaser contained in this Agreement, or in any certificate, instrument or other document delivered by Benedek, BLC or Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby, shall survive the Closing. No claim shall be made or action brought by any party hereto after the Closing for the breach of, or inaccuracy in, any representation or warranty contained in this Agreement, or in any certificate, instrument or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby. None of the covenants of Benedek, BLC or Purchaser contained in this Agreement, or in any certificate, instrument or other document delivered by Benedek, BLC or Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby, shall survive the Closing, except to the extent such covenants and agreements by their terms contemplate performance after the Closing. No claim shall be made or action brought by any party hereto after the Closing for the breach of any covenant contained in this Agreement, or in any certificate, instrument or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, except with respect to those covenants that by their terms contemplate performance after the Closing.

         18. THIRD PARTY BENEFICIARIES. This Agreement is made solely for the benefit of the parties hereto and nothing contained herein, express or implied, is intended to or shall confer upon any other Person any third party beneficiary right or any other legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         19. BROKERS. Benedek and BLC, on the one hand, and Purchaser, on the other, covenant and represent to each other that, they had no dealings with any broker or finder in connection with this Agreement or the transactions contemplated hereby, and no broker, finder or other Person is entitled to receive any broker's commission or finder's fee or similar compensation in connection with any such transaction.

         20.      MISCELLANEOUS.

                  20.1     CONFIDENTIALITY.

                           20.1.1   Purchaser recognizes and acknowledges that
it has had in the past, currently has, and in the future may possibly have access to certain confidential information regarding the Stations, including oral or written information which is either non-public, confidential or proprietary in nature, which information together with Purchaser's analyses, compilations, studies or other documents prepared by Purchaser or its representations is hereinafter referred to as the "Information." Purchaser agrees that it will not disclose the Information to any Person for any purpose or reason whatsoever, except to authorized representatives of Purchaser, unless
(i) the Information becomes known to the public generally through no fault of Purchaser, or (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), Purchaser shall, if possible, give prior written notice thereof to Benedek and provide Benedek with the opportunity to contest such disclosure. In the event of a breach or threatened breach of the provisions of this Section 20.1, Benedek shall be entitled to injunctive or other equitable relief restraining Purchaser from disclosing, in whole or in part, such Information. Nothing herein shall be construed as prohibiting Benedek from pursuing any other available remedy for such breach or threatened breach, including recovery of damages.

                           20.1.2   Benedek and BLC agree that after the Closing
neither of them will disclose the Information to any Person for any purpose or reason whatsoever, except to authorized representatives of Purchaser, unless (i) the Information becomes known to the public generally through no fault of Benedek or BLC, or (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), Benedek and BLC shall, if possible, give prior written notice thereof to Purchaser and provide Purchaser with the opportunity to contest such disclosure.

                           20.1.3   Because of the difficulty of measuring
economic losses as a result of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which there would be no other adequate remedy, each party agrees that the foregoing covenants may be enforced against it by injunctions, restraining orders and other appropriate equitable relief.

                           20.1.4   The obligations under this Section 20.1
shall survive the termination of this Agreement for a period of two years.

                  20.2 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties (and supersedes any prior understanding of the parties) with respect to the subject matter hereof. The representations, warranties, covenants and agreements set forth in this Agreement, and in any financial statements, schedules or exhibits delivered pursuant hereto constitute all the representations, warranties, covenants and agreements of the parties hereto and upon which the parties have relied and except as may be specifically provided herein, no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith. The information disclosed on any schedule to this Agreement shall be deemed to be disclosed on any other applicable schedule.

                  20.3 NOTICES. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if sent by certified or registered mail, return receipt requested and postage prepaid, hand delivery, overnight delivery service or telephone facsimile:

                  If to Purchaser, at:

                           c/o Chelsey Capital
                           712 Fifth Avenue, 45th Floor
                           New York, New York 10019
                           Telephone: (212) 586-3010
                           Facsimile: (212) 873-0260
                           Attention: President

                  If to Benedek or BLC c/o Benedek Broadcasting Corporation, at:

                           2895 Greenspoint Parkway
                           Suite 250
                           Hoffman Estates, Illinois  60195
                           Telephone: (847) 585-3450
                           Facsimile: (847) 585-3451
                           Attention: President
or at such other address as any party may specify by notice given to the other party in accordance with this Section 20.3. The date of the giving of any notice sent by mail shall be three business days following the date of the posting of the mail, if delivered in person, the date delivered in person, the next business day following delivery to an overnight delivery service, or the date sent by telephone facsimile.

                  20.4 PUBLIC ANNOUNCEMENT. Except for any disclosures or announcements which Benedek, BLC or Purchaser shall be required to make pursuant to the Communications Act or the rules and regulations of the FCC, or disclosures or announcements required to be made pursuant to the rules and regulations of the Securities and Exchange Commission or any other Federal or state governmental agency, Purchaser and Benedek will jointly prepare and determine the timing of any press release or other announcement to the public (including any announcement to the employees of each Station) concerning the execution of this Agreement and the transactions contemplated herein. Except as provided for in the preceding sentence, no party hereto will issue any press release or make any other public announcement relating to the execution of this Agreement or the transactions contemplated herein, except that any party may make any disclosure required to be made by it under applicable law if it determines in good faith that it is appropriate to do so and gives prior notice and a reasonable time to comment to the other party hereto.

                  20.5 NO WAIVER. No waiver of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver in respect of any subsequent breach or default, either of similar or different nature, unless expressly so stated in writing.

                  20.6 GOVERNING LAW. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New York applicable to contracts to be performed entirely within that State. Should any clause, section or part of this Agreement be held or declared to be void or illegal for any reason, all other clauses, sections or parts of this Agreement which can be effected without such illegal clause, section or part shall nevertheless continue in full force and effect.

                  20.7 CONSENT TO JURISDICTION. Each of the parties hereto hereby consents to the exclusive jurisdiction and venue of the Courts of the State of New York, located in the County of New York and the United States District Court for the Southern District of New York with respect to any matter relating to this Agreement and performance of the parties' obligations hereunder, the documents and instruments executed and delivered concurrently herewith or pursuant hereto and performance of the parties' obligations thereunder and each of the parties hereto hereby consents to the personal jurisdiction of such courts and shall subject itself to such personal jurisdiction. Any action, suit or proceeding relating to such matters shall be commenced, pursued, defended and resolved only in such courts and any appropriate appellate court having jurisdiction to hear an appeal from any judgment entered in such courts. Service of process in any action, suit or proceeding relating to such matters may be made and served within or outside the State of New York, County of New York or the Southern District of New York by registered or certified mail to the parties and their representatives at their respective addresses specified in Section 20.3 hereof, provided that a reasonable time, not less than 30 days, is allowed for response. Service of process may also be made in such other manner as may be permissible under the applicable court rules.

                  20.8 EXPENSES. Except as otherwise provided herein, Purchaser, on the one hand, and Benedek and BLC, on the other, shall each bear their own costs and expenses in connection with the transactions contemplated by this Agreement. If attorneys' fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith. Notwithstanding the foregoing, Benedek and BLC, on the one hand, and Purchaser, on the other, shall each pay one-half of all deed transfer taxes and the fees and costs of recording or filing all applicable conveyance instruments associated with respect to the transfer of the Assets from Benedek and BLC to Purchaser pursuant to this Agreement.

                  20.9 BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other parties hereto. Notwithstanding the foregoing, Purchaser may, without the prior written consent of Benedek and BLC, assign all its rights and obligations under this Agreement with respect to one or more of the Stations to one or more of Purchaser's Affiliates; provided, that such assignment (i) will not delay the Closing in any way or manner, (ii) is not prohibited by the Communications Act and (iii) will not require any additional governmental or third party consents or approvals. Any such assignee shall become solely liable for Purchaser's obligations under this Agreement as the same relate to the applicable Station and Purchaser shall be relieved of any such liability, provided that the foregoing shall not affect Purchaser's obligation hereunder with respect to the Deposit and Purchaser's obligations under the Escrow Agreement.

                  20.10 GOOD FAITH. Recognizing the complex nature of the transactions contemplated in this Agreement, the parties hereto agree to cooperate in good faith to effectuate the transactions set forth herein in accordance with the intent of the parties as expressed herein.

                  20.11 HEADINGS. The headings or captions under sections of this Agreement are for convenience and reference only and do not in any way modify, interpret or construe the intent of the parties or effect any of the provisions of this Agreement.

                  20.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which when taken together shall constitute one agreement.

                  20.13 RESCISSION. If, notwithstanding the satisfaction of the conditions set forth in Sections 13.1.9, 13.1.10, 13.2.7 and 13.2.8 hereof, subsequent to the Closing the Merger Agreement is terminated for any reason, the parties shall rescind the transactions contemplated by this Agreement. In such event, Benedek shall pay all costs and expenses incurred in connection with the transfer of the Assets from Purchaser to Benedek and Benedek shall reimburse the Purchaser for all reasonable costs and expenses incurred by it in connection with the transfer of the Assets to Purchaser, including without limitation reasonable attorneys fees and expenses. Prior to the Closing, the parties shall enter into a more formal rescission agreement giving effect to the foregoing, in form and substance satisfactory to both Benedek and Purchaser.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on the date and year first above written.

                                          CHELSEY BROADCASTING COMPANY, LLC



                                          By:  /s/ Stuart Feldman
                                             ----------------------------------
                                             Name:
                                             Title:

                                          BENEDEK BROADCASTING CORPORATION



                                          By:  /s/ K. James Yager
                                             ----------------------------------
                                             Name: K. James Yager
                                             Title: President and Chief
                                                    Operating Officer

                                          BENEDEK LICENSE CORPORATION



                                          By:  /s/ K. James Yager
                                             ----------------------------------
                                             Name: K. James Yager
                                             Title: President and Chief
                                                    Operating Officer

          STATION                                               DMA
          -------                                               ---
 1.   WYTV                                        Youngstown, OH
 2.   WHOI                                        Peoria-Bloomington, IL
 3.   KDLH                                        Duluth, MN/Superior, WI
 4.   KMIZ/K02NQ/K11TB                            Columbia/Jefferson City, MO
 5.   KAUZ                                        Wichita Falls, TX/ Lawton, OK
 6.   KHQA                                        Quincy, IL/Hannibal, MO/Keokuk, IA
 7.   KGWN/KSTF                                   Cheyenne, WY/ Scottsbluff, NE/ Sterling, CO
 8.   KGWC/KGWL/KGWR                              Casper-Riverton/ Lander/Rock Springs, WY